UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 22, 2005
(Date of earliest event reported)

DEPARTMENT 56, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344
(Address of principal executive offices, including zip code)

(952) 944-5600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On July 21, 2005, Department 56, Inc. entered into a definitive stock purchase agreement with Brown-Forman Corporation, a Delaware corporation (“Brown-Forman”), to acquire all of the outstanding stock of Lenox, Inc., a New Jersey corporation (“Lenox”), from Brown-Forman, for $190.0 million in cash, subject to a post-closing working capital adjustment.  Closing of the acquisition is subject to obtaining financing (as to which Department 56 has secured a commitment letter as described below), and certain other customary conditions to closing, including (i) expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the accuracy of the representations and warranties in the agreement. The transaction is expected to close in the third calendar quarter of 2005.

The parties made representations, warranties and covenants in the stock purchase agreement that are customary for this type of transaction, including, among others, covenants to cause Lenox to conduct business in the ordinary course during the interim period in between signing and closing.  Among other covenants, the parties have agreed that Brown-Forman will retain responsibility for environmental obligations, if any, related to properties no longer owned or operated by Lenox, and Department 56 will assume responsibility for environmental obligations, if any, with respect to the properties owned or operated by Lenox as of the Closing Date.

The representations and warranties of each party set forth in the Stock Purchase Agreement have been made solely for the benefit of the other party to the agreement and such representations and warranties should not be relied on by any other person.  In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Stock Purchase Agreement, (ii) are subject to the materiality standards set forth in the Stock Purchase Agreement, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Stock Purchase Agreement or such other date as specified in the Stock Purchase Agreement.  The disclosure schedules referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement.  Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Stock Purchase Agreement.

In order to finance the acquisition of Lenox, Department 56 entered into a commitment letter, dated as of July 21, 2005 (the “Commitment Letter”), with UBS Loan Finance LLC and UBS Securities LLC (the “Lenders”), relating to a total of $275.0 million in senior secured credit facilities.  The credit facilities will be made available to (i) pay for the purchase price of the acquisition of Lenox (ii) repay Department 56’s existing indebtedness (which would enable Department 56 to terminate its existing revolving credit agreement), (iii)  pay fees, commissions and expenses in connection with the acquisition of Lenox, and (iv) provide for Department 56’s ongoing working capital requirements following the acquisition of Lenox.

The Commitment Letter provides for, among other things, (i) a senior secured revolving credit facility of up to $175.0 million, and (ii) a senior secured term loan facility of $100.0 million.  The credit agreement with Lender is expected to contain affirmative and negative covenants, including certain financial covenants, and will be subject to customary closing conditions.  There can be no assurance that such closing conditions will be satisfied.  Department 56 has agreed, in the event that the Lenders’ funding is not available, to use its best efforts to obtain replacement funding  (on economic terms that would not be materially worse in the aggregate to Department 56 than the economic terms associated with the financing available to Department 56 under the Commitment Letter).

This report contains only a summary of certain provisions of the stock purchase agreement.  The summary does not purport to be a complete summary of that agreement and is qualified by reference to that agreement, which is filed as Exhibit 10.1 to this report.

Item 7.01 Regulation FD.

On July 21, 2005, Department 56 announced the acquisition of Lenox, Inc..  A copy of the press release is being furnished herewith as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

c) Exhibits

10.1 Stock Purchase Agreement, dated as of July 21, 2005, by and between Department 56, Inc. and Brown-Forman Corporation

99.1 Press Release of Department 56, Inc., dated July 21, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPARTMENT 56, INC.

	By:	/s/ Timothy J. Schugel
Timothy J. Schugel
Executive Vice President and Chief Financial Officer

Date: July 22, 2005

EXHIBIT INDEX

10.1	Stock Purchase Agreement, dated as of July 21, 2005, by and between Department 56, Inc. and Brown-Forman Corporation

99.1	Press Release of Department 56, Inc., dated July 21, 2005